PROSPECTUS SUPPLEMENT                           REGISTRATION NO. 333-78575
(To Prospectus dated October 25, 2004)          Filed Pursuant to Rule 424(b)(3)



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                        1,000,000,000 Depositary Receipts
                           Internet HOLDRS (SM) Trust

     This prospectus supplement supplements information contained in the prospectus dated October 25, 2004 relating to the sale of up to 1,000,000,000 depositary receipts by the Internet HOLDRS (SM) Trust.

     The share amounts specified in the table in the "Highlights of Internet HOLDRS" section of the base prospectus shall be replaced with the following:

                                                                                           Primary
                                                                              Share        Trading
                      Name of Company(1)                       Ticker        Amounts        Market
     ----------------------------------------------------      -------       --------      ---------
     Amazon.com, Inc.                                           AMZN           18           NASDAQ
     Ameritrade Holding Corporation                             AMTD            9           NASDAQ
     CMGI Inc.                                                  CMGI           10           NASDAQ
     CNET Networks, Inc.                                        CNET            4           NASDAQ
     EarthLink, Inc.                                            ELNK          6.23          NASDAQ
     eBay Inc.                                                  EBAY           48           NASDAQ
     E*TRADE Financial Corporation                               ET            12            NYSE
     McAffee Inc.                                               MFE             7            NYSE
     Priceline.com Incorporated                                 PCLN          1.167         NASDAQ
     RealNetworks, Inc.                                         RNWK            8           NASDAQ
     Time Warner Inc.                                           TWX            42            NYSE
     Yahoo! Inc.                                                YHOO           52           NASDAQ

     (1) Effective July 14, 2005, Doubleclick Inc. (NASDAQ: "DCLK") was delisted from trading on The Nasdaq National Market as a result of its acquisition by Hellman & Freidman LLC. Consequently, Doubleclick Inc. is no longer an underlying constituent of the Internet HOLDRS Trust. For the 4 shares of Doublclick Inc. per 100 share round lot of Internet HOLDRS, The Bank of New York received $34.00 in cash, and distributed such cash at a rate of $0.30 per depositary share.

     The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

          The date of this prospectus supplement is September 30, 2005.